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                                                                    Exhibit 10.2

                                CREDIT AGREEMENT

         CREDIT AGREEMENT, effective as of the 16th day of April, 1996, between SHILOH OF MICHIGAN, LLC, a Michigan limited liability company, (hereinafter sometimes called the "Borrower"); the financial institutions named in Annex A attached hereto and made a part hereof and their permitted successors and assigns (hereinafter sometimes collectively called the "Banks" and each individually a "Bank"); and SOCIETY NATIONAL BANK, a national banking association, as Agent for the Banks under this Agreement (hereinafter sometimes called the "Agent").

                                   WITNESSETH:
                                   -----------

         WHEREAS, the Borrower, the Banks and the Agent desire to contract for the establishment of a credit in the aggregate principal amount of Twenty-Three Million Dollars ($23,000,000), to be made available to the Borrower upon the terms and subject to the conditions hereinafter set forth;

         NOW, THEREFORE, it is mutually agreed as follows:

                             ARTICLE I. DEFINITIONS
                                        -----------

         As used in this credit agreement, the following terms shall have the following meanings:

         "ADJUSTED LIBOR" shall mean a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the nearest 1/100th of 1%) by dividing (i) the applicable LIBOR rate by (ii) 1.00 minus the Reserve Percentage.

         "ADVANTAGE" shall mean any payment (whether made voluntarily or involuntarily, by offset of any deposit or other indebtedness or otherwise) received by any Bank in respect of the Obligations owing by the Borrower to the Banks if such payment results in that Bank having a lesser share of such Obligations to the Banks than was the case immediately before such payment.

         "AGENT" has the meaning assigned to such term in the preamble of this Agreement and its successors hereunder pursuant to Article VIII-A.

         "BANKING DAY" shall mean a day on which the main office of the Agent is open for the transaction of business.

         "BORROWED DEBT" shall mean, with respect to any Person, without duplication, all obligations of such Person for money borrowed including, without limitation, all notes payable and drafts accepted representing extensions of credit (including, without limitation, as to the Borrower, the Notes), all

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obligations evidenced by bonds, debentures, notes or other similar instruments
(including, without limitation, Subordinated indebtedness), capitalized lease or purchase money obligations and obligations upon which interest charges are customarily paid or discounted, and all guaranties of such obligations for money borrowed.

         "COMMITMENT" shall mean, with respect to each Bank, the obligation hereunder of such Bank to make loans under Loan A or Loan B, up to the amount set forth opposite such Bank's name under the column headed "Commitments" as set forth in Annex A hereof during the Commitment Period.

         "COMMITMENT PERIOD" shall mean the period from the date hereof to February 28, 1998, as such date may be extended pursuant to Section 2.6 hereof.

         "CONTROLLED GROUP" shall mean a controlled group of corporations as defined in Section 1563 of the Internal Revenue Code of 1986, as may be amended from time to time, of which the Borrower is a part.

         "CONSOLIDATED NET EARNINGS" shall mean total net earnings of the Borrower, after taxes and after extraordinary items (but without giving effect to any gain resulting from the re-appraisal or write-up of any asset or to the sale of any asset other than inventory), as determined on a consolidated basis in accordance with generally accepted accounting principles applied on a basis not inconsistent with its present accounting procedures.

         "CONSOLIDATED TANGIBLE NET WORTH" shall mean the excess of the net book value (after deduction of all applicable reserves and excluding any re-appraisal or write-up of assets) of the assets (other than patents, good will, treasury stock and similar intangibles) of the Companies over all of the liabilities as determined on a consolidated basis in accordance with generally accepted accounting principles applied on a basis not inconsistent with their present accounting procedures.

         "DEBT" shall mean, collectively, all liabilities now owing or hereafter incurred by the Borrower to any Bank and includes (without limitation) every such liability whether owing by only the Borrower or by the Borrower with one or more others in a several, joint or joint and several capacity, whether owing absolutely or contingently, whether created by loan, overdraft, guaranty of payment or other contract or by quasi-contract, tort, statute or other operation of law, whether incurred directly to such Bank or acquired by such Bank by purchase, pledge or otherwise, and whether participated to or from Bank in whole or in part.


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         "ENVIRONMENTAL LAWS" shall mean all provisions of law, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by the government of the United States of America or by any state or municipality thereof or by any court, agency, instrumentality, regulatory authority or; commission of any of the foregoing concerning health, safety and protection of, or regulation of the discharge of substances into, the environment.

         "EUROCURRENCY LIABILITIES" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

         "FED FUNDS RATE" shall mean, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Banking Day, for the next preceding Banking Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Banking Day, the average of the quotations for such day on such transactions received by the Agent from three (3) federal funds brokers of recognized standing selected by it.

         "FORMER AGENT" has the meaning assigned to such term in
Section 8A.13.

         "FUNDED INDEBTEDNESS" shall mean indebtedness which (including any renewal or extension in whole or in part) matures or remains unpaid more than twelve months after the date on which originally incurred.

         "GUARANTOR" shall mean one who pledges his or her credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, co-maker, endorser or one who agrees conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.

         "INTEREST ADJUSTMENT DATE" shall mean the last day of each Interest Period.

         "INTEREST PERIOD" shall mean a period of 1, 2, or 3 months (as selected by the Borrower commencing on the applicable borrowing date of each LIBOR Loan and on each Interest Adjustment Date with respect thereto; provided, however, that if any such period would be affected by a reduction in the Total Commitment

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Amount as provided in Section 2.5 hereof, prepayment or conversion rights as provided in Section 3.5 hereof or maturity of LIBOR Loans as provided in Section 2.1(a) hereof, such period shall be shortened to end on such date). If the Borrower fails to select a new Interest Period with respect to an outstanding LIBOR Loan at least two London Banking Days prior to any Interest Adjustment Date, the Borrower shall be deemed to have selected a Prime Rate Loan.

         "LETTER(S) OF CREDIT" and "LETTER OF CREDIT FEE" shall have the meanings assigned to such terms in Section 2.8.

         "LIBOR" shall mean the average (rounded upward to the nearest 1/16th of 1%) of the per annum rates at which deposits in immediately available funds in United States dollars for the relevant Interest Period and in the amount of the LIBOR Loan to be disbursed or to remain outstanding during such Interest Period, as the case may be, are offered to the Reference Bank by prime banks in any Eurodollar market reasonably selected by the Reference Bank, determined as of 11:00 a.m. London time (or as soon thereafter as practicable), two (2) London banking days prior to the beginning of the relevant Interest Period pertaining to a LIBOR Loan hereunder.

         "LIBOR LOANS" shall mean those Loans, whether in respect of Loan A or Loan B, described in Section 2.1(a) hereof on which the Borrower shall pay interest at a rate based on LIBOR.

         "LOAN A" shall mean the revolving credit established by the Banks in favor of the Borrower hereby, having a maximum Total Commitment Amount of Twenty Million Dollars ($20,000,000).

         "LOAN B" shall mean the revolving credit established by the Banks in favor of the Borrower hereby, having a maximum Total Commitment Amount of Three Million Dollars ($3,000,000).

         "LOAN(S)" shall mean any loan(s) advanced hereunder, whether in respect of Loan A or Loan B, which shall be either Prime Rate Loan(s) or LIBOR Loan(s), and shall include, in respect of Loan A, the Term Loan, if any, elected by the Borrower pursuant to Section 2.7(a), below.

         "LONDON BANKING DAY" shall mean a day on which banks are open for business in London, England, and quoting deposit rates for dollar deposits.

         "MAJORITY BANKS" shall mean, at any time of determination, two or more Banks having Commitments in the aggregate of at least sixty-six and two-thirds percent (66 2/3%) of the Total Commitment Amount.


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         "MEMBER" shall mean either of Shiloh Industries, Inc. or
Rouge Steel Company.

         "NOTES" shall mean, collectively, the revolving credit notes executed and delivered pursuant to Section 2.1(b) hereof.

         "OBLIGATIONS" shall mean the obligations of the Borrower under this credit agreement, including, without limitation, the outstanding principal and accrued interest in respect of any LIBOR Loans or Prime Rate Loans, the outstanding face amount of any Letters of Credit, all Commitment Fees and Letter of Credit Fees, any fees owing to the Banks or the Agent, and any expenses, taxes, compensation or other amounts owing under this credit agreement, the Notes, any Related Writing and any and all other amounts owed by the Borrower to the Agent or the Banks pursuant to this credit agreement or the Notes.

         "PERSON" shall mean any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency body or department thereof).

         "PLAN" shall mean any employee pension benefit plan subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended, established or maintained by the Borrower, any Subsidiary, or any member of the Controlled Group, or any such Plan to which the Borrower or any member of the Controlled Group is required to contribute on behalf of any of its employees.

         "POSSIBLE DEFAULT" shall mean an event, condition or thing which constitutes, or which with the lapse of any applicable grace period or the giving of notice or both would constitute, any event of default referred to in
Article VII hereof and which has not been appropriately waived by the Majority Banks in writing or fully corrected prior to becoming an actual event of default.

         "PRIME RATE" shall mean the variable interest rate from time to time established by Society as its Prime Rate (or equivalent rate otherwise named) whether or not such rate is publicly announced; the Prime Rate may not be the lowest interest rate charged by Society for commercial or other extensions of credit.

         "PRIME RATE LOANS" shall mean those Loans, whether in respect of Loan A or Loan B, described in Section 2.1(a) hereof on which the Borrower shall pay interest at a rate based on the Prime Rate.


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         "RATABLE PORTION" shall mean, in respect of any Bank, the quotient
(expressed as a percentage) obtained at any time by dividing such Bank's Commitment at such time by the Total Commitment Amount.

         "RECEIVABLE" shall mean a claim for moneys due or to become due, whether classified as a contract right, account, chattel paper, instrument, general intangible or otherwise.

         "REFERENCE BANK" shall mean the Cayman Islands branch office of Society.

         "RELATED WRITING" shall mean the Notes and any assignment, mortgage, security agreement, guaranty agreement (including, without limitation, the guaranties of payment to be executed and delivered pursuant to Section 4.4), Letter of Credit documentation, subordination agreement, financial statement, audit report or other writing furnished by the Borrower or any Member any of their respective officers to Banks pursuant to or otherwise in connection with this credit agreement.

    "REPORTABLE EVENT" shall mean a reportable event as that term is defined in Title IV of the Employee Retirement Income Security Act of 1974, as amended, except actions of general applicability by the Secretary of Labor under Section 110 of such Act.

         "RESERVE PERCENTAGE" shall mean for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member bank of the Federal Reserve System in Cleveland, Ohio, in respect of "Eurocurrency Liabilities". The Adjusted LIBOR shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

         "SOCIETY" shall mean Society National Bank, a national banking association.

         "SUBORDINATED" as applied to indebtedness, shall mean that the indebtedness has been subordinated (by written terms or agreement being in form and substance satisfactory to the Majority Banks) in favor of the prior payment in full of the Borrower's Obligations.

         "SUBSIDIARY" shall mean an existing or future corporation, the majority of the outstanding capital stock or voting power, or both, of which is (or upon the exercise of all outstanding

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warrants, options and other rights would be) owned at the time in question by the Borrower or by another such corporation or by any combination of the Borrower and such corporations.

         "TOTAL COMMITMENT AMOUNT" shall mean, in respect of Loan A, the amount of Twenty Million Dollars ($20,000,000) and, in respect of Loan B, the amount of Three Million Dollars ($3,000,000).

         Any accounting term not covered by a specific definition in this
Article I shall have the meaning ascribed thereto by generally accepted accounting principles not inconsistent with Borrower's present accounting procedures.

         The foregoing definitions shall be applicable to the singulars and plurals of the foregoing defined terms.

                     ARTICLE II. AMOUNT AND TERMS OF CREDIT
                                 --------------------------

    SECTION 2.1. AMOUNT AND NATURE OF CREDIT. Subject to the terms and provisions of this credit agreement, each of the Banks shall, in its respective Ratable Portion, grant Loans under Loan A or Loan B and issue Letters of Credit under Loan B to the Borrower in such aggregate amount as the Borrower shall request; provided, however, that in no event shall (i) the aggregate principal amount of all Loans outstanding in respect of Loan A at any time exceed the Total Commitment Amount for Loan A, or (ii) the sum of (A) the aggregate principal amount of all Loans outstanding in respect of Loan B and (B) the aggregate face amount of Letters of Credit outstanding at any time exceed the Total Commitment Amount of Loan B.

    The aforementioned Loans shall be made as a revolving credit, as follows:

         (a) REVOLVING CREDIT. Subject to the terms and conditions of this credit agreement, during the Commitment Period each Bank severally agrees to make a Loan or Loans under Loan A or Loan B to the Borrower in such amount or amounts as the Borrower may from time to time request but not exceeding in aggregate principal amount at any one time outstanding hereunder the Commitment of such Bank in respect of each such Loan, and, as to each Bank, in principal amount not exceeding its respective Ratable Portion of each borrowing. The Borrower shall have the option, subject to the terms and conditions set forth herein, to borrow hereunder up to the Total Commitment Amount (for, as the case may be, Loan A or Loan B) by means of any combination of (i) Prime Rate Loans maturing on the last day of the Commitment Period drawn down in aggregate amounts of not less than One Hundred Thousand Dollars ($100,000) or any multiple thereof, bearing interest at a rate per annum equal to the Prime Rate or

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(ii) LIBOR Loans maturing not later than the last day of the Commitment Period, drawn down in aggregate amounts of not less than One Million Dollars ($1,000,000) or any multiple of One Hundred Thousand Dollars ($100,000) in excess thereof, bearing interest at a rate per annum equal to one-half per cent (1/2 of 1%) in excess of Adjusted LIBOR. The Borrower shall pay interest (based on a year having 360 days and calculated for the actual number of days elapsed) on the unpaid principal amount of Prime Rate Loans outstanding from time to time from the date thereof until paid, payable on the last day of February, May, August and November of each year commencing May 31, 1996, at a rate per annum equal to the Prime Rate from time to time in effect. Any change in the Prime Rate shall be effective immediately from and after such change in the Prime Rate. The Borrower shall pay interest (based on a year having 360 days and calculated for the actual number of days' elapsed) at a fixed rate for each Interest Period on the unpaid principal amount of each LIBOR Loan outstanding from time to time from the date thereof until paid, payable on each Interest Adjustment Date with respect to the Interest Period applicable to such LIBOR Loan, at the rate per annum equal to one-half per cent (1/2 of 1%) in excess of Adjusted LIBOR, fixed in advance of each Interest Period as herein provided for each such Interest Period. At the request of the Borrower, and subject to the notice provisions of Section 2.2(a), below, the Bank shall convert Prime Rate Loans to LIBOR Loans at any time and shall convert LIBOR Loans to Prime Rate Loans or new LIBOR Loans on any Interest Adjustment Date applicable to the existing LIBOR Loan.

         (b) The obligation of the Borrower to repay both the Prime Rate Loans and the LIBOR Loans made by each Bank and to pay interest thereon under Loan A and Loan B shall be evidenced by Notes of the Borrower substantially in the form of Exhibits A-1 and A-2, respectively, hereto, with appropriate insertions, dated the date of this credit agreement and payable to the order of such Bank on the last day of the Commitment Period in the principal amount of such Bank's Commitment in respect of Loan A and Loan B. The principal amount of the Prime Rate Loans and the LIBOR Loans made by each Bank in respect of Loan A or Loan B and all prepayments thereof and the applicable dates with respect thereto shall be recorded by such Bank from time to time on the records of the Bank by such method as such Bank may generally employ; PROVIDED, HOWEVER, that failure to make any such entry shall in no way detract from the Borrower's obligations under any such Note. The aggregate unpaid amount of Prime Rate Loans and LIBOR Loans set forth on the records of such Bank shall be rebuttably presumptive evidence of the principal amount owing and unpaid on any such Note. If a Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision of acceleration of maturity therein contained, the principal thereof and the unpaid interest

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thereon shall bear interest, until paid, for Prime Rate Loans at a rate per annum equal to three percent (3%) in excess of the Prime Rate from time to time in effect and for LIBOR Loans at a rate per annum equal to three and one-half percent (3-1/2%) in excess of Adjusted LIBOR for the relevant Interest Period. Subject to the provisions of this credit agreement, the Borrower shall be entitled under this paragraph (a) to borrow funds, repay the same in whole or in part and reborrow hereunder at any time and from time to time.

    SECTION 2.2. CONDITIONS TO LOANS.

         (a) CONDITIONS TO EACH LOAN. The obligation of each Bank to make the Loans hereunder is conditioned, in the case of each borrowing hereunder, upon
(i) receipt by the Agent not later than 12:00 noon, Cleveland, Ohio time of a loan request in form and substance satisfactory to the Agent (A) on the date of the borrowing of any Prime Rate Loans, which shall include the proposed date and aggregate amount of the borrowing of any Prime Rate Loans and shall state whether the Loan is requested under Loan A or Loan B, and (B) on the date which is three (3) London Banking Days' prior to the proposed date of borrowing of any LIBOR Loans, which shall include the proposed date, aggregate amount and initial Interest Period of any LIBOR Loans and shall state whether the Loan is requested under Loan A or Loan B; (ii) the fact that no Possible Default or Event of Default shall then exist or immediately after the Loan would exist; and (iii) the fact that the representations and warranties contained in Article VI hereof shall be true and correct in all material respects with the same force and effect as if made on and as of the date of such borrowing except to the extent that any thereof expressly relate to an earlier date. Each borrowing by the Borrower hereunder shall be deemed to be a representation and warranty by the Borrower as of the date of such borrowing as to the facts specified in (ii) and
(iii) above.

         (b) BANKS TO FUND AGENT. Each Bank shall, before 2:00 P.M. (Cleveland, Ohio time) on the date of each borrowing hereunder, make available to the Agent, in immediately available funds at the account of the Agent maintained at the payment office as specified by the Agent to the Banks prior to such date, such Bank's Ratable Portion of the Loans comprising such borrowing. On the date requested by the Borrower for a borrowing, after the Agent's receipt of the funds representing a Bank's Ratable Portion of such borrowing and upon the Borrower's fulfillment of the applicable conditions set forth in this Section 2.2, the Agent will make the funds of such Bank available to the Borrower.

         (c) AVAILABILITY OF FUNDS. Unless the Agent shall have received notice from a Bank prior to the date (except in the case of Prime Rate Loans, in which case prior to the time) of any

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borrowing that such Bank will not make available to the Agent such Bank's
Ratable Portion of the borrowing, the Agent may assume that such Bank has made its Ratable Portion of the borrowing available to the Agent on the date of the borrowing in accordance with Section 2.2(b). In reliance upon such assumption, the Agent may, but shall not be obligated to, make available to the Borrower on such date a corresponding portion of the borrowing. If and to the extent that such Bank shall not have made available to the Agent its Ratable Portion of the loans to be made as to such borrowing, such Bank and the Borrower severally agree to repay to the Agent, immediately upon demand, the corresponding portion of the borrowing, together with interest thereon, for each day from the date such amount is advanced to the Borrower until the date such amount is repaid to the Agent (i) in the case of the Borrower, at the interest rate applicable at the time to the Loans comprising such borrowing and (ii) in the case of such Bank, at the Fed Funds Rate. If such Bank shall repay to the Agent such corresponding portion of the borrowing, the amount so repaid shall constitute such Bank's Ratable Portion as part of such borrowing.

         (d) FAILURE OF BANK TO LOAN. The failure of any Bank to make the Loan to be made by it as its Ratable Portion of any borrowing shall not relieve any other Bank of its obligation hereunder to make its Loan on the date of such borrowing. No Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on the date of any borrowing.

    SECTION 2.3. PAYMENT ON NOTES, ETC. All payments of principal, interest and commitment fees shall be made to the Agent for account of Banks in immediately available funds. Once any such payment is made by the Borrower to the Agent, the Banks shall look to the Agent, and not the Borrower, for the payment thereof. Whenever any payment to be made hereunder, including without limitation any payment to be made on the Notes, shall be stated to be due on a day which is not a Banking Day, such payment shall be made on the next succeeding Banking Day and such extension of time shall in each case be included in the computation of the interest payable on the Notes; provided, however, that with respect to any LIBOR Loan, if the next succeeding Banking Day falls in the succeeding calendar month, such payment shall be made on the preceding Banking Day and the relevant Interest Period shall be adjusted accordingly.

    SECTION 2.4. PREPAYMENT. The Borrower shall have the right at any time or from time to time, upon same day's notice (not later than 1:00 p.m. on such day) to the Agent in the case of Prime Rate Loans, without the payment of any premium or penalty, or upon four (4) London Banking Days' prior written notice to the Agent in the case of LIBOR Loans (subject to the payment of

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prepayment compensation as hereinafter described in this Section 2.4) to prepay all or any part of the principal amount of the Prime Rate Loans or LIBOR Loans, as the case may be, then outstanding as designated by the Borrower, plus interest accrued on the amount so prepaid to the date of such prepayment. In any case of prepayment of any LIBOR Loans, the Borrower agrees that if Adjusted LIBOR as determined as of 11:00 a.m. London time two London Banking Days prior to the date of prepayment of any LIBOR Loans (hereinafter, "Prepayment LIBOR") shall be lower than the last Adjusted LIBOR previously determined for those LIBOR Loans with respect to which prepayment is intended to be made (hereinafter, "Last LIBOR"), then the Borrower shall, upon written notice by the Agent, promptly pay to the Agent, for the account of each of the Banks in immediately available funds, a prepayment penalty measured by a rate (the "Prepayment Compensation Rate") which shall be equal to the difference between the Last LIBOR and the Prepayment LIBOR. In determining the Prepayment LIBOR, Agent shall apply a rate equal to Adjusted LIBOR for a deposit approximately equal to the amount of such prepayment which would be applicable to an Interest Period commencing on the date of such prepayment and having a duration as nearly equal as practicable to the remaining duration of the actual Interest Period during which such prepayment is to be made. The Prepayment Compensation Rate shall be applied to all or such part of the principal amounts of the Notes as related to the LIBOR Loans to be prepaid, and the prepayment compensation shall be computed for the period commencing with the date on which such prepayment is to be made to that date which coincides with the last day of the Interest Period previously established when the LIBOR Loans, which are to be prepaid, were made. Each prepayment of a LIBOR Loan shall be in the aggregate principal sum of not less than One Million Dollars ($1,000,000) or any amount in excess thereof. In the event the Borrower cancels a proposed LIBOR Loan subsequent to the delivery to the Agent of notice of the proposed date, aggregate amount and initial Interest Period of such loan, but prior to the draw down of funds thereunder, such cancellation shall be treated as a prepayment subject to the aforementioned prepayment compensation.

    SECTION 2.5. FEES; TERMINATION OR REDUCTION OF COMMITMENTS.

         (a) The Borrower agrees to pay to each Bank, through the Agent, on the last day of February, May, August and November of each year commencing May 31, 1996, as a consideration for its Commitment hereunder, a commitment fee calculated at the rate of one-fourth percent (1/4 of 1%) per annum (based on a year having 360 days and calculated for the actual number of days elapsed) from the date hereof to and including the last day of the Commitment Period, on the average daily unused amount of such Bank's Commitment hereunder under each of Loan A and Loan B, which shall be determined by deducting from such Bank's

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Commitment in respect of Loan A its Ratable Portion of all outstanding Loans under Loan A and by deducting from such Bank's Commitment in respect of Loan B its Ratable Portion of all outstanding Loans under Loan B and Letters of Credit. All fees set forth in this Section 2.5(a) shall be paid on the date due, in immediately available funds, to the Agent for distribution, if and as appropriate, to the Banks and, once paid, none of such fees shall be refundable under any circumstances.

         (b) The Borrower may at any time or from time to time terminate in whole or in part the Total Commitment Amount hereunder to an amount not less than the aggregate principal amount of the loans then outstanding, by giving the Agent not less than three (3) Banking Days' notice, provided that any such partial termination shall be in an amount of not less than One Million Dollars ($1,000,000) and in an integral multiple of Five Hundred Thousand Dollars ($500,000). After each such termination, the commitment fees payable hereunder shall be calculated upon the Commitment of each Bank as so reduced. If the Borrower terminates in whole the Total Commitment Amount, on the effective date of such termination (the Borrower having prepaid in full the unpaid principal balance, if any, of the Notes together with all interest (if any) and commitment fees accrued and unpaid) the Notes shall be marked "Canceled" and delivered to the Borrower. Any partial reduction in the Total Commitment Amount shall be effective during the remainder of the Commitment Period.

         SECTION 2.6. EXTENSION. The Borrower may request in writing that the Commitment Period for Loan B be extended one (1) year to the anniversary date next following the last day of the Commitment Period then in effect, which request shall be addressed to the Agent on behalf of the Banks. The Agent shall promptly deliver a copy of each such request to each of the Banks. The Banks agree to give consideration to each such request and to respond in writing to the Borrower affirmatively or negatively as to such request no later than sixty
(60) days after such request is received by the Agent. No Bank shall be obligated to grant the Borrower any such extension, and unanimous written consent of all the Banks shall be required to extend the Commitment Period. In the event of the failure of any of the Banks to so respond affirmatively or negatively in writing within such sixty (60) day period, such request for extension shall be deemed to have been denied.

         SECTION 2.7. CONVERSION OF LOAN A TO TERM LOAN.

         (a) Upon 30 days' written notice to the Agent, the Borrower may elect to convert the outstanding principal balance of Loan A into, and continue and extend Loan A as, a five (5) year term loan (the "Term Loan"), upon the expiration (or earlier termination pursuant to Section 2.5) of the Commitment Period, unless the maturity of the Notes is accelerated by the Banks. The Term Loan shall evidenced by Term Loan Notes substantially in the form of Exhibit A-3 hereto, and shall be repayable in twenty (20) equal (or as nearly equal as practicable) consecutive quarterly installments of principal PLUS accrued interest thereon, commencing on the last Banking Day of the third month following the calendar month during which termination of the Commitment Period occurs and continuing on the last Banking Day of each third month thereafter until paid in full.

         (b) The Term Loan shall bear interest, at the election of the Borrower, at a fluctuating per annum rate equal to the Prime Rate or to the Adjusted LIBOR plus one half of one percent (1/2 of 1%) in the manner specified for Prime Rate Loans and LIBOR Loans, respectively, in Section 2.1(a), above.

         SECTION 2.8. LETTERS OF CREDIT.

         (a) Subject to the terms and conditions of this Agreement, the Agent may, in its sole discretion, at the request of the Borrower, issue in favor of the Borrower letters of credit (each a "Letter of Credit" and, collectively, the "Letters of Credit") upon such terms (including, without limitation, the execution and delivery by the Borrower of such applications, notes and other instruments as the Agent may require) and in such form and substance as are satisfactory to the Agent in its sole discretion. For purposes of the Total Commitment Amount in respect of Loan B, the issuance of a Letter of Credit by the Agent on behalf of the Banks shall be deemed to be an advance by each Bank of a Loan in an amount equal to such Bank's Ratable Portion times the face amount of the Letter of Credit for so long as such Letter of Credit is in force, it being the intent of the parties hereby that at no time shall the aggregate amount of Loans in respect of Loan B then unpaid, PLUS the aggregate face amount of Letters of Credit then outstanding exceed the Total Commitment Amount in respect of Loan B.

         (b) In consideration of the Agent's issuance on behalf of the Banks of each Letter of Credit hereunder, the Borrower shall pay to the Agent, on behalf of the Banks, a fee (the "Letter of Credit Fee") equal to three-quarters of one percent (3/4 of 1%) per annum (for the term of the Letter of Credit to which it applies) of the face amount of the Letter of Credit to which it applies. The Letter of Credit Fee in respect of each Letter of Credit shall be paid by the Borrower on such date or dates as the Agent and the Borrower shall agree at the time of issuance of such Letter of Credit. The Borrower hereby authorizes the Agent, automatically and without further instruction from the Borrower, to withdraw from and charge any demand deposit or other account of the Borrower maintained at the Agent to pay to the Banks any

Letter of Credit Fee on the date the same is due and payable, or the Agent may, at its option, advance a Prime Rate Loan to the Borrower in the amount necessary to pay such Letter of Credit Fee and the amount so advanced shall be added to the principal balance of the Notes under Loan B.

         (c) In the event that the Banks pay any amount under any Letter of Credit, the Borrower shall immediately reimburse the Banks for the amount so paid. The Borrower hereby authorizes each Bank, automatically and without further instruction from the Borrower, to withdraw from and charge any demand deposit or other account of the Borrower maintained at such Bank to reimburse the Banks for any payment made on a Letter of Credit, or the Agent may, at its option, advance a Prime Rate Loan in respect of Loan B to the Borrower in the amount necessary to reimburse the Banks for the amount paid under any Letter of Credit and the amount so advanced shall be added to the principal balance of the Notes under Loan B.

           ARTICLE III. ADDITIONAL PROVISIONS RELATING TO LIBOR LOANS
                        ---------------------------------------------

    SECTION 3.1. RESERVES OR DEPOSIT REQUIREMENTS, ETC. If at any time any law, treaty or regulation (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the interpretation thereof by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority shall impose (whether or not having the force of law), modify or deem applicable any reserve and/or special deposit requirement (other than reserves included in the Reserve Percentage, the effect of which is reflected in the interest rate(s) of the LIBOR Loan(s) in question) against assets held by, or deposits in or for the amount of any loans by, any Bank, and the result of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to such Bank of making or maintaining hereunder LIBOR Loans or to reduce the amount of principal or interest received by such Bank with respect to such LIBOR Loans, then upon demand by such Bank the Borrower shall pay to such Bank from time to time on Interest Adjustment Dates with respect to such Loans, as additional consideration hereunder, additional amounts sufficient to fully compensate and indemnify such Bank for such increased cost or reduced amount, assuming (which assumption such Bank need not corroborate) such additional cost or reduced amount were allocable to such LIBOR Loans. A certificate as to the increased cost or reduced amount as a result of any event mentioned in this Section 3.1, setting forth the calculations therefor, shall be promptly submitted by such Bank to the Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof. Notwithstanding any other provision of this credit agreement, after any such demand for compensation by any Bank, Borrower, upon at least three (3) Banking Days' prior written notice to such Bank, may prepay the affected LIBOR Loans in full or convert all LIBOR Loans to Prime Rate Loans regardless of the Interest Period of any thereof. Any such prepayment or conversion shall be subject to the prepayment penalties set forth in Section 2.4 hereof. Each Bank will notify the Borrower as promptly as practicable of the existence of any event which will likely require the payment by the Borrower of any such additional amount under this Section.

    SECTION 3.2. TAX LAW, ETC. In the event that by reason of any law, regulation or requirement or in the interpretation thereof by an official authority, or the imposition of any requirement of any central bank whether or not having the force of law, any Bank shall, with respect to this credit agreement or any transaction under this credit agreement, be subjected to any tax, levy, impost, charge fee, duty, deduction or withholding of any kind whatsoever (other than than any tax imposed upon the total net income of such Bank), and if any such measures or any other similar measure shall result in an increase in the cost to such Bank of making or maintaining any LIBOR Loan or in a reduction in the amount of principal, interest or commitment fee receivable by such Bank in respect thereof, then such Bank shall promptly notify the Borrower stating the reasons therefor. The Borrower shall thereafter pay to such Bank upon demand from time to time on Interest Adjustment Dates with respect to such LIBOR Loans, as additional consideration hereunder, such additional amounts as will fully compensate such Bank for such increased cost or reduced amount. A certificate as to any such increased cost or reduced amount, setting forth the calculations therefor, shall be submitted by such Bank to the Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.

    Notwithstanding any other provision of this credit agreement, after any such demand for compensation by any Bank, the Borrower, upon at least three (3) Banking Days' prior written notice to such Bank, may prepay the affected LIBOR Loans in full or convert all LIBOR Loans to Prime Rate Loans regardless of the Interest Period of any thereof. Any such prepayment or conversion shall be subject to the prepayment penalties set forth in Section 2.4 hereof.

    SECTION 3.3. EURODOLLAR DEPOSITS UNAVAILABLE OR INTEREST RATE UNASCERTAINABLE. In respect of any LIBOR Loans, in the event that the Agent or any Bank shall have determined that dollar deposits of the relevant amount for the relevant Interest Period for such LIBOR Loans are not available to the Reference Bank in the applicable Eurodollar market or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the LIBOR rate applicable to such Interest Period, as the case may be, the Agent or such Bank shall promptly give notice of such determination to the Borrower and (i) any notice of new LIBOR Loans previously given by the Borrower and not yet borrowed shall be deemed a notice to make Prime Rate Loans, and (ii) the Borrower shall be obligated either to prepay or to convert any outstanding LIBOR Loans on the last day of the then current Interest Period or Periods with respect thereto. Any such prepayment or conversion shall be subject to the prepayment penalties set forth in Section 2.4 hereof.

    SECTION 3.4. INDEMNITY. Without prejudice to any other provisions of this
Article III, the Borrower hereby agrees to indemnify each Bank against any loss or expense which such Bank may sustain or incur as a consequence of any default by the Borrower in payment when due of any amount due hereunder in respect of any LIBOR Loan, including, but not limited to, any loss of profit, premium or penalty incurred by such Bank in respect of funds borrowed by it for the purpose of making or maintaining such LIBOR Loan, as determined by such Bank in the exercise of its sole but reasonable discretion. A certificate as to any such loss or expense shall be promptly submitted by such Bank to the Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.

    SECTION 3.5. CHANGES IN LAW RENDERING LIBOR LOANS UNLAWFUL. If at any time any new law, treaty or regulation, or any change in any existing law, treaty or regulation, or any interpretation thereof by any governmental or other regulatory authority charged with the administration thereof, shall make it unlawful for any Bank to fund any LIBOR Loans which it is committed to make hereunder with moneys obtained in the Eurodollar market, the commitment of such Bank to fund LIBOR Loans shall, upon the happening of such event forthwith be suspended for the duration of such illegality, and such Bank shall by written notice to the Borrower and the Agent declare that its commitment with respect to such LIBOR Loans has been so suspended and, if and when such illegality ceases to exist, such suspension shall cease and such Bank shall similarly notify the Borrower and the Agent. If any such change shall make it unlawful for any Bank to continue in effect the funding in the applicable Eurodollar market of any LIBOR Loan previously made by it hereunder, such Bank shall, upon the happening of such event, notify the Borrower thereof in writing stating the reasons therefor, and the Borrower shall, on the earlier of (i) the last day of the then current Interest Period or (ii) if required by such law, regulation or interpretation, on such date as shall be specified in such notice, either convert all LIBOR Loans to Prime Rate Loans or prepay all LIBOR Loans to the Banks in full. Any such prepayment or conversion shall be subject to the prepayment penalties prescribed in Section 2.4 hereof.

         SECTION 3.6. FUNDING. LIBOR Loans made by each Bank hereunder may, but shall not be required to, be funded with funds obtained outside the United States.

         SECTION 3.7. PRO RATA TREATMENT. Except as required by Section 3.5, each borrowing, each payment or prepayment of principal of any borrowing, each payment of interest on the Prime Rate Loans or LIBOR Loans, each payment of the Commitment Fees or the Letter of Credit Fees, each reimbursement in respect of a Letter of Credit, each reduction of the Commitments and each rate conversion or rate continuation of Prime Rate Loans or LIBOR Loans shall be allocated among the Banks in accordance with each Bank's Ratable Portion of the Total Commitment Amount (or if the Commitments shall have expired or been terminated, in accordance with the respective principal amounts of each Bank's Prime Rate Loans and LIBOR Loans).

                          ARTICLE IV. OPENING COVENANTS
                                      -----------------

Prior to or concurrently with the execution and delivery of this credit agreement, the Borrower shall furnish to the Agent the following:

         SECTION 4.1. RESOLUTIONS. Certified copies of the resolutions of the Members of the Borrower evidencing approval of the execution of this credit agreement and the execution and delivery of the Notes as provided for herein.

         SECTION 4.2. LEGAL OPINION. A favorable opinion of counsel for the Borrower as to the matters referred to in Sections 6.1, 6.2, 6.3 and 6.9 of this credit agreement and such other matters as Agent may reasonably request.

         SECTION 4.3. CERTIFICATE OF INCUMBENCY. A certificate of the secretary or assistant secretary of the Borrower certifying the names of the officers of the Borrower authorized to sign this credit agreement and the Notes, together with the true signatures of such officers.

         SECTION 4.4. GUARANTIES OF MEMBERS AND SUBSIDIARIES. Guaranties executed by each of the Members, in substantially the form attached hereto as Exhibits C-1 and C-2, respectively, and guaranties executed by each Subsidiary of Shiloh Industries, Inc., other than Shafer Valve Company, in substantially the form attached hereto as Exhibit C-3, of all of the Obligations incurred by the Borrower to the Banks pursuant to this credit agreement, together with certified resolutions of the respective Boards of Directors of each such Member or Subsidiary authorizing the execution, performance and delivery thereof. If the Borrower shall not have consummated, on or before July 17, 1996, the sale to an unaffiliated third party of all of the outstanding capital stock of Shafer Valve Company (the consummation of such sale to be evidenced by documentation reasonably satisfactory to the Banks), the Borrower shall, on July 17, 1996, deliver to the Banks the guaranty of payment of Shafer Valve Company, in substantially the form attached hereto as Exhibit C-3, of all of the Obligations incurred by the Borrower to the Banks pursuant to this credit agreement, together with an opinion of counsel in form and subsatnce reasonably satisfactory to the Agent and certified resolutions of the Board of Directors of Shafer Valve Company authorizing the execution, performance and delivery thereof.

         SECTION 4.5. NOTES. Notes, in favor of each of the Banks, in the principal amount of such Bank's respective Commitment in respect of Loan A and Loan B, each duly executed by the Borrower.

                              ARTICLE V. COVENANTS
                                         ---------

         The Borrower agrees that so long as any of the Obligations remain outstanding, or any Bank shall have any Commitment outstanding, or any Loan or Letter of Credit shall remain unpaid or unreimbursed, the Borrower will perform and observe and will cause each Subsidiary to perform and observe all of the following provisions that are on their respective parts to be complied with, namely:

         SECTION 5.1. INSURANCE. The Borrower will (a) keep itself and all of its insurable properties insured at all times to such extent, by such insurers, and against such hazards and liabilities as is generally and prudently done by like businesses, it being understood that the Borrower's insurance coverage at the date of this credit agreement meets the standards contemplated by this Section, (b) give each Bank prompt written notice of each material change in its insurance coverage and the details of the change and (c) forthwith upon any Bank's written request, furnish to such Bank such information about its insurance as such Bank may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to such Bank and certified by an officer of the Borrower.

         SECTION 5.2. MONEY OBLIGATIONS. The Borrower will pay in full (a) prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings) for which it may be or become liable or to which any or all of its properties may be or become subject, (b) all of its wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C. ss.206-207) or any comparable provisions (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings), and (c) all of its other obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith) before such payment becomes overdue.

         SECTION 5.3. RECORDS. The Borrower will (a) at all times maintain true and complete records and books of account, and without limiting the generality of the foregoing, maintain appropriate reserves for possible losses and liabilities, all in accordance with generally accepted accounting principles applied on a basis not inconsistent with its present accounting procedures and
(b) at all reasonable times and, so long as there does not then exist an Event of Default or Possible Default, upon reasonable prior notice permit each Bank to examine its books and records and to make excerpts therefrom and transcripts thereof.

         SECTION 5.4. OWNERSHIP; FRANCHISES. Shiloh Industries, Inc. will hold at least an eighty percent (80%) equity ownership interest in the Borrower at all times. The Borrower will preserve and maintain at all times its existence, rights and franchises; provided, however, that this Section shall not prevent any merger or transfer permitted by Section 5.12 hereof.

         SECTION 5.5. NOTICES. The Borrower will cause its treasurer, or in his or her absence another officer designated by the treasurer, to promptly notify each Bank whenever any Possible Default may occur hereunder or any other representation or warranty made in Article VI hereof or elsewhere in this credit agreement or in any Related Writing may for any reason cease in any material respect to be true and complete.

         SECTION 5.6. ENVIRONMENTAL COMPLIANCE. The Borrower will comply in all material respects with any and all Environmental Laws including, without limitation, all Environmental Laws in jurisdictions in which it owns or operates a facility or site, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise. The Borrower will furnish to the Banks promptly after receipt thereof a copy of any notice it may receive from any governmental authority, private person or entity or otherwise that any litigation or proceeding pertaining to any environmental, health or safety matter has been filed or is threatened against it, any real property in which it holds any interest or any of its past or present operations. The Borrower will not allow the release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which it holds any interest or performs any of its operations in violation of any Environmental Law. As used in this Section "litigation or proceeding" means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any governmental authority, private person or entity or otherwise. The Borrower shall defend, indemnify and hold the Agent and each Bank harmless against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including attorneys' fees) arising out of or resulting from the noncompliance of the Borrower with any Environmental Law.

         SECTION 5.7. ERISA COMPLIANCE. The Borrower will not incur any material accumulated funding deficiency within the meaning of the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder, or any material liability to the Pension Benefit Guaranty Corporation, established thereunder in connection with any Plan. The Borrower will furnish to the Banks (i) simultaneously with a filing with the Pension Benefit Guaranty Corporation of a notice regarding any Reportable Event and in any event within thirty (30) days after the Borrower knows or has reason to know that any Reportable Event with respect to any Plan has occurred, a statement of the chief financial officer of the Borrower setting forth details as to such Reportable Event and the action which the Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the Pension Benefit Guaranty Corporation if a copy of such notice is available to such Company, (ii) promptly after the filing thereof with the Internal Revenue Service, upon the request of any Bank, copies of each annual report with respect to each Plan established or maintained by the Borrower for each plan year, including (x) where required by law, a statement of assets and liabilities of such Plan as of the end of such plan year and statements of changes in fund balance and in financial position, or a statement of changes in net assets available for plan benefits, for such plan year, certified by an independent public accountant satisfactory to the Majority Banks and (y) an actuarial statement of such Plan applicable to such plan year, certified by an enrolled actuary of recognized standing acceptable to the Majority Banks, and (iii) promptly after receipt thereof a copy of any notice the Borrower or any member of the Controlled Group may receive from the Pension Benefit Guaranty Corporation or the Internal Revenue Service with respect to any Plan administered by such Person; PROVIDED, that this latter clause shall not apply to notices of general application promulgated by the Pension Benefit Guaranty Corporation or the Internal Revenue Service. The Borrower will promptly notify the Banks of any taxes assessed, proposed to be assessed or which the Borrower has reason to believe may be assessed against the Borrower by the Internal Revenue Service with respect to any Plan. As used in this Section "material" means the measure of a matter of significance which shall be determined as being an amount equal to five percent (5%) of Borrower's Consolidated Tangible Net Worth.

         SECTION 5.8. PLANS. The Borrower will not suffer or permit any Plan to be amended if, as a result of such amendment, the current liability under the Plan is increased to such an extent that security is required pursuant to section 307 of the Employee Retirement Income Security Act of 1974, as amended from time to time. As used in this Section, "current liability" means current liability as defined in section 307 of such Act.

         SECTION 5.9. FINANCIAL STATEMENTS. The Borrower will furnish to each Bank (a) within fifty (50) days after the end of each of the first three quarter-annual periods of each of its fiscal years, balance sheets as at the end of that period and their profit and loss statements, reconciliation of surplus statements and statements of cash flows for that period, all prepared on a consolidating and consolidated basis basis in accordance with generally accepted accounting principles consistently applied and in form and detail satisfactory to each Bank and certified by a financial officer of the Borrower, together with a covenant compliance certificate in form and substance satisfactory to each Bank, (b) (i) within one hundred (100) days after the end of each of its fiscal years ending prior to its conversion of Loan A into a term loan pursuant to
Section 2.7, above, and within one hundred (100) days after the end of the fiscal year in which such conversion occurs, balance sheets as at the end of that period and its profit and loss statements, reconciliation of surplus statements and statements of cash flows for such fiscal year, all prepared on a consolidating and consolidated basis in accordance with generally accepted accounting principles consistently applied and in form and detail satisfactory to each Bank and certified by a financial officer of the Borrower, together with a covenant compliance certificate in form and substance satisfactory to each Bank, and (ii) thereafter, within one hundred (100) days after the end of each of its fiscal years commencing with the fiscal year immediately following the fiscal year in which such conversion occurs, a complete annual audit report of the Borrower for that year prepared on a consolidating and consolidated basis in accordance with generally accepted accounting principles consistently applied and in form and detail satisfactory to each Bank and certified by an independent public accountant satisfactory to each Bank, together with a certificate by the accountant setting forth the Events of Default or Possible Defaults coming to its attention during the course of its audit or, if none, a statement to that effect and a covenant compliance certificate of the Borrower in form and substance satisfactory to each Bank, (c) as soon as available, copies of all notices, reports, proxy statements and other similar documents sent by any Company to its shareholders, to the holders of any of its debentures or bonds or the trustee of any indenture securing the same or pursuant to which they may be issued, to any securities exchange or to the Securities and Exchange Commission or any similar federal agency having regulatory jurisdiction over the issuance of that Company's securities, and (d) forthwith upon any Bank's written request, such other information about the financial condition, properties and operations of the Companies as such Bank may from time to time reasonably request, which information shall be submitted in form and detail satisfactory to such Bank and certified by a financial officer of the Company or Companies in question.

         SECTION 5.10. INTEREST COVERAGE RATIO. The Borrower shall maintain a ratio of (a)(i) Consolidated Net Earnings (including proceeds of any sale of capitalized assets to which the Majority Banks have given their prior written consent) plus (ii) all taxes on Consolidated Net Earnings or based on Consolidated Net Earnings, including deferred taxes, plus (iii) all interest on all Borrowed Debt of the Borrower (including Subordinated indebtedness) accrued during the time period in question to (b) all interest on all indebtedness for borrowed money of the Borrower (including Subordinated indebtedness) accrued during the time period in question, of (i) commencing in respect of the Borrower's fiscal quarter ending October 31, 1997, and in respect of each fiscal quarter thereafter, no less than 1.25 to 1.0, based upon the Borrower's financial statements for the most recent fiscal quarter and the previous three fiscal quarters, and (ii) commencing in respect of the Borrower's fiscal quarter ending October 31, 1998, and in respect of each fiscal quarter thereafter, 1.50 to 1.0, based upon the Borrower's financial statements for the most recent fiscal quarter and the previous three fiscal quarters.

         SECTION 5.11. INVESTMENTS. The Borrower will not (a) create, acquire or hold any Subsidiary, (b) make or hold any investment in any stocks, bonds or securities of any kind, (c) be or become a party to any joint venture or other partnership, (d) make or keep outstanding any advance or loan or (e) be or become a Guarantor of any kind; PROVIDED that this Section shall not apply to
(i) any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or any similar transaction in the normal course of business or (ii) any investment in direct obligations of the United States of America or in certificates of deposit issued by a member bank of the Federal Reserve System, or (iii) any guaranty agreement executed in connection with this credit agreement or running in favor of the Agent and the Banks, or (iv) any investment in commercial paper which at the time of such investment is assigned the highest quality rating in accordance with the rating systems employed by either Moody's Investors Service, Inc. or Standard & Poor's Corporation, or (v) advances to Members so long as the aggregate amount of all such advances outstanding at any time does not exceed One Million Dollars ($1,000,000).

         SECTION 5.12. ACQUISITIONS; BULK TRANSFERS. The Borrower will not (a) be a party to any consolidation or merger or (b) purchase all or a substantial part of the assets of any corporation or other business enterprise, or (c) lease, sell or otherwise transfer any assets (other than such chattels, if any, as may have become obsolete or no longer useful in the continuance of its present business) except in the normal course of its present business.

         SECTION 5.13. LIENS. The Borrower will not (a) acquire any property subject to any inventory consignment, lease, land contract or other title retention contract (this section shall not apply to true leases, consignments, tolling or other possessory agreements in respect of the property of others whereby the Borrower does not have legal or beneficial title to such property and which, pursuant to generally accepted accounting principles, are not required to be capitalized), (b) sell or otherwise transfer any Receivables, whether with or without recourse, or (c) suffer or permit any property now owned or hereafter acquired by it to be or become encumbered by any mortgage, security interest, financing statement or lien of any kind or nature; PROVIDED, that this Section shall not apply to (i) any lien for a tax, assessment or governmental charge or levy which is not yet due and payable or which is being contested in good faith and as to which the Borrower shall have made appropriate reserves,
(ii) any lien securing only its workers' compensation, unemployment insurance and similar obligations, (iii) any mechanics, carrier's or similar common law or statutory lien incurred in the normal course of business, (iv) any transfer of a check or other medium of payment for deposit or collection through normal banking channels or any similar transaction in the normal course of business,
(v) any mortgage or security interest (including any refinance thereof in whole or in part) created by the Borrower in the course of purchasing property, or existing on property at the time of such purchase (whether or not assumed), provided that such mortgage or security interest shall be restricted to the property being purchased and provided, further, that the indebtedness secured thereby shall not exceed two-thirds (2/3) of the purchase price in the case of real estate or four-fifths (4/5) thereof in the case of personal property, (vi) any mortgage, security interest or lien securing only indebtedness incurred to the Banks, (vii) any financing statement perfecting only a security interest permitted by this Section, (viii) easements, restrictions, minor title irregularities and similar matters having no adverse effect as a practical matter on the ownership or use of the Borrower's real property, or (ix) any other liens existing on the date hereof; PROVIDED, HOWEVER, that the aggregate amount of the indebtedness secured by the mortgages, security interests or liens permitted by clauses (v)

and (vi), above, shall not exceed Three Million Dollars ($3,000,000) in the aggregate.

         SECTION 5.14. BORROWINGS. The Borrower will not create, incur or suffer to exist any indebtedness for borrowed money or any Funded Indebtedness of any kind; provided, that this Section shall not apply to (i) the loans evidenced by the Notes issued pursuant to this credit agreement, (ii) any purchase money indebtedness secured by a purchase money mortgage or security interest permitted by Section 5.13 hereof, (iii) any loan obtained by the Borrower and Subordinated in favor of the Borrower's Debt to the Banks under this credit agreement pursuant to a subordination agreement being substantially in the form of Exhibit B hereto, or (iv) any other indebtedness existing on the date hereof and listed on Schedule 5.14 hereto.

         SECTION 5.15. USE OF PROCEEDS OF LOANS. The Borrower will use the proceeds of Loan A (which may be converted to a term loan pursuant to Section 2.7) solely to finance the construction of a new blanking facility in Romulus, Michigan. The Borrower will use the proceeds of Loan B solely for working capital purposes.

                   ARTICLE VI. REPRESENTATIONS AND WARRANTIES
                               ------------------------------

         Subject only to such exceptions, if any, as may be fully disclosed in an officer's certificate or written opinion of counsel furnished by the Borrower to each Bank prior to the execution and delivery hereof, the Borrower represents and warrants to each Bank as follows:

         SECTION 6.1. EXISTENCE. The Borrower is a limited liability company duly organized and validly existing and in good standing under the laws of the state of its organization. The Borrower is duly qualified to carry on its business as it is currently being conducted in each jurisdiction where such qualification is required except for those jurisdictions in which the failure to be so qualified would not, taken in the aggregate, have a material adverse effect upon the Borrower's financial condition, properties or operations.

         SECTION 6.2. RIGHT TO ACT. No registration with or approval of any governmental agency of any kind is required for the due execution and delivery or for the enforceability of this credit agreement, any Related Writing and any Notes issued pursuant to this credit agreement. The Borrower has legal power and right to execute and deliver this credit agreement and the Notes issued pursuant to this credit agreement and to perform and observe the provisions of this credit agreement and the Notes issued pursuant hereto. Each Member or other Person executing a guaranty of payment of debt in connection with this credit agreement has the legal power and right to execute the same and to perform and observe the provisions thereof. By executing and delivering this credit agreement, each Related Writing and the Notes issued pursuant to this credit agreement and by performing and observing the provisions thereof, none of the Borrower, any Subsidiary of Shiloh Industries, Inc. or any Member will violate any existing provision of its articles of organization, operating agreement, articles of incorporation, code of regulations or bylaws (or any other similar organic document), as the case may be, or any applicable law or violate or otherwise become in default under any existing contract or other obligation binding upon the Borrower or any such Member. The officers executing and delivering this credit agreement on behalf of the Borrower have been duly authorized to do so, and this credit agreement and the Notes, when executed, are legally binding upon the Borrower in every respect, and are enforceable in accordance with their terms. The officers of each Member executing and delivering a guaranty of payment of debt in connection with this credit agreement have been duly authorized to do so and each such instrument is legally binding upon the Member executing the same in every respect, and is enforceable in accordance with its terms. The officers of each Subsidiary of Shiloh Industries, Inc. executing and delivering a guaranty of payment of debt in connection with this credit agreement have been duly authorized to do so and each such instrument is legally binding upon the Person executing the same in every respect, and is enforceable in accordance with its terms.

         SECTION 6.3. LITIGATION AND LIENS. No litigation or proceeding is pending or threatened which might, if successful, adversely affect the Borrower or any Member to a material extent. The Internal Revenue Service has not alleged any default by the Borrower or any Member in the payment of any tax or threatened to make any assessment in respect thereof.

         SECTION 6.4. ERISA COMPLIANCE. The Borrower has not incurred any material accumulated funding deficiency within the meaning of the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder. No Reportable Event has occurred with respect to any Plan. The Pension Benefit Guaranty Corporation, established thereunder has not asserted that the Borrower has incurred any material liability in connection with any Plan. No lien has been attached and no person has threatened to attach a lien on any of the Borrower's property as a result of the Borrower's failure to comply with such act or regulations. As used in this Section "material" means the measure of a matter of significance which shall be determined as being an amount equal to five per cent (5%) of the Borrower's Consolidated Tangible Net Worth.

         SECTION 6.5. ACTUARIAL VALUATION REPORTS. To the best of the Borrower's knowledge, the actuarial valuation reports, if any, respectively prepared and certified by the actuaries and employee benefit consultants of the Borrower, with respect to each Plan as of the end of the Borrower's preceding fiscal year, copies of which actuarial valuation reports have been furnished to the Banks, fairly present the actuarial condition of each Plan as of the end of the Borrower's preceding fiscal year and the annual contribution requirements for the year in which this credit agreement is executed.

         SECTION 6.6. ENVIRONMENTAL COMPLIANCE. The Borrower is in substantial compliance with any and all Environmental Laws including, without limitation, all Environmental Laws in all jurisdictions in which any the Borrower owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other wastes, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise, except where such noncompliance could not reasonably be expected to result in a material adverse effect on the business, operations or financial condition of the Borrower. No litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or threatened against the Borrower, any real property in which the Borrower holds or has held an interest or any past or present operation of the Borrower. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred, on, under or to any real property in which the Borrower holds any interest or performs any of its operations, in violation of any Environmental Law, except where such violation could not reasonably be expected to result in a material adverse effect on the business, operations or financial condition of the Borrower. As used in this Section, "litigation or proceeding" means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any governmental authority, private person or entity or otherwise.

         SECTION 6.7. SOLVENCY. The Borrower has received consideration which is the reasonable equivalent value of the obligations and liabilities that the Borrower has incurred to the Banks. The Borrower is not insolvent as defined in any applicable state or federal statute, nor will the Borrower be rendered insolvent by the execution and delivery of this credit agreement or the Notes to the Banks. The Borrower is not engaged or about to engage in any business or transaction for which the assets retained by it shall be an unreasonably small capital, taking into consideration the obligations to the Banks incurred hereunder. The Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay them as they mature.

         SECTION 6.8. FINANCIAL CONDITION. The most recent consolidated financial statements of the Borrower furnished to the Banks are true and complete (including, without limiting the generality of the foregoing, a disclosure of all material contingent liabilities) have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with those used during its next preceding fiscal year and fairly presents its then financial condition and its operations for the year then ending. There has been no material change in the Borrower's financial condition, properties or business since that date.

         SECTION 6.9. REGULATIONS. The Borrower is not engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any "margin stock" (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States of America). Neither the granting of any loans hereunder (or any conversion thereof) nor the use of the proceeds of such loans will violate, or be inconsistent with, the provisions of Regulation U or X of said Board of Governors.

         SECTION 6.10. DEFAULTS. No Event of Default or Possible Default exists hereunder, nor will any begin to exist immediately after the execution and delivery hereof.

         SECTION 6.11. FULL DISCLOSURE. No information, exhibits or reports furnished by the Borrower to the Agent or any Bank omits to state any fact necessary to make the statements contained therein not materially misleading in light of the circumstances and purposes for which such information was provided. The Borrower has provided all information requested by the Agent or any Bank and all such information is complete and accurate in all material respects.

                         ARTICLE VII. EVENTS OF DEFAULT
                                      -----------------

         Each of the following shall constitute an Event of Default hereunder:

         SECTION 7.1. PAYMENTS. If the principal of or interest on any Note or any commitment or other fee or amount owing to the Banks (or any of them) or the Agent hereunder shall not be paid in full punctually when due and payable and shall remain unpaid for a period of five (5) consecutive days.

         SECTION 7.2. COVENANTS. If the Borrower or any Member shall fail or omit (a) to perform and observe any agreement or other provision (other than those referred to in Sections 5.6, 5.10 or 7.1 hereof) contained or referred to in this credit agreement or any Related Writing that is on the Borrower's or such Member's part to be complied with, and that Possible Default shall not have been fully corrected within thirty (30) consecutive days after the giving of written notice thereof to the Borrower by the Agent or any Bank that the specific Possible Default is to be remedied; or (b) to perform and observe any agreement or other provision contained in Section 5.6 hereof, and that Possible Default shall not have been fully corrected within thirty (30) consecutive days after the giving of written notice thereof to the Borrower by the Agent or any Bank that the specific Possible Default is to be remedied and, in addition to such thirty (30) day period, within such additional period of time during which Borrower diligently undertakes appropriate actions to cause the Borrower to remedy the Possible Default, or for which the Borrower makes an adequate reserve on its financial statements; or (c) to perform or observe any agreement or other provision contained in Sections 5.10 or 7.1 hereof.

         SECTION 7.3. WARRANTIES. If any representations, warranty or statement made in or pursuant to this credit agreement or any Related Writing or any other material information furnished by the Borrower or any Member to the Banks or any other holder of any Note, shall be false or erroneous in any material respect.

         SECTION 7.4. CROSS DEFAULT. If the Borrower or any Member defaults in the payment of principal or interest due and owing upon any other Borrowed Debt the principal amount of which, in the aggregate, exceeds Two Hundred Fifty Thousand Dollars ($250,000), beyond any period of grace provided with respect thereto or in the performance of any other agreement, term or condition contained in any agreement under which such Borrowed Debt is created or governed, if the effect of such default is to accelerate the maturity of such Borrowed Debt or to permit the holder thereof to cause such Borrowed Debt to become due prior to its stated maturity.

         SECTION 7.5. TERMINATION OF PLAN. If (a) any Reportable Event occurs and the Majority Banks, in their sole determination, deem such Reportable Event to constitute grounds (i) for the termination of any Plan by the Pension Benefit Guaranty Corporation or (ii) for the appointment by the appropriate United States district court of a trustee to administer any Plan and such Reportable Event shall not have been fully corrected or remedied to the full satisfaction of the Majority Banks within thirty (30) days after giving of written notice of such determination to the Borrower by any Bank or (b) any Plan shall be terminated within the meaning of Title IV of the Employee Retirement Income Security Act of 1974, as amended, or (c) a trustee shall be appointed by the appropriate United States district court to administer any Plan, or (d) the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan.

         SECTION 7.6. SOLVENCY. If the Borrower shall (a) discontinue business, or (b) generally not pay its debts as such debts become due, or (c) make a general assignment for the benefit of creditors, or (d) apply for or consent to the appointment of a receiver, a custodian, a trustee, an interim trustee or liquidator of all or a substantial part of its assets, or (e) be adjudicated a debtor or have entered against it an order for relief under Title 11 of the United States Code, as the same may be amended from time to time, or (f) file a voluntary petition in bankruptcy or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state) relating to relief of debtors, or (g) suffer or permit to continue unstayed and in effect for thirty (30) consecutive days any judgment, decree or order entered by a court or governmental commission of competent jurisdiction, which assumes custody or control of the Borrower, approves a petition seeking reorganization of the Borrower or any other judicial modification of the rights of its creditors, or appoints a receiver, custodian, trustee, interim trustee or liquidator for the Borrower or of all or a substantial part of its assets, or (h) take, or omit to take, any action in order thereby to effect any of the foregoing.

         SECTION 7.7. JUDGMENTS. If (a) one or more judgments for the payment of money in an aggregate amount in excess of $100,000 (unless such judgment (i) shall have been reserved for by the Borrower on the date hereof or (ii) shall be insured and the insurance carrier shall have acknowledged in writing liability in respect of the full amount thereof or shall have been ordered by a court of competent jurisdiction to pay such judgment) shall be rendered against the Borrower and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or (b) any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower to enforce any judgment.

         SECTION 7.8. DEFAULT UNDER GUARANTY. If an Event of Default (as defined therein) shall have occurred and be continuing under either of the guaranties executed and delivered by each Member pursuant to Section 4.4, above.

                       ARTICLE VIII. REMEDIES UPON DEFAULT
                                     ---------------------

         Notwithstanding any contrary provision or inference herein or elsewhere,

         SECTION 8.1. OPTIONAL DEFAULTS. If any event of default referred to in
Section 7.1, 7.2, 7.3, 7.4, 7.5, 7.7 or 7.8 hereof shall occur, the Majority Banks, or in the event that the Commitments of the Banks shall have been terminated, the Banks holding 66 2/3% of the aggregate amount of Loans and Letters of Credit then outstanding, shall have the right in their discretion, by directing the Agent, on behalf of the Banks, to give written notice to the Borrower, to:

         (a) terminate the Commitment and the credit hereby established, if not theretofore terminated, and forthwith upon such election the obligations of the Banks to make any further Loans or issue any further Letters of Credit hereunder immediately shall be terminated, and/or

         (b) accelerate the maturity of all of the Borrower's Obligations to the Banks (if it be not already due and payable) whereupon all of the Borrower's Obligations to the Banks (if it be not already due and payable), shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by the Borrower.

         SECTION 8.2. AUTOMATIC DEFAULTS. If any event of default referred to in Section 7.6 hereof shall occur,

         (a) all the Commitments and the credit hereby established shall automatically and forthwith terminate, if not theretofore terminated, and no Bank thereafter shall be under any obligation to grant any further Loans or issue any further Letters of Credit hereunder, and

         (b) the principal of and interest on the Notes, then outstanding, and all of the Borrower's other Debt to the Banks and the Agent shall thereupon become and thereafter be immediately due and payable in full (if it be not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by the Borrower.

         SECTION 8.3. OFFSETS. If there shall occur or exist any Event of Default or Possible Default referred to in Section 7.6 hereof or if the maturity of the Notes is accelerated pursuant to Section 8.1 or 8.2 hereof, each Bank shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all Debt then owing by the Borrower to such

Bank, whether or not the same shall then have matured, any and all deposit balances and all other indebtedness then held or owing by such Bank to or for the credit or account of the Borrower, all without notice to or demand upon the Borrower or any other person, all such notices and demands being hereby expressly waived by the Borrower.

         SECTION 8.4 EQUALIZATION PROVISION; SHARING OF PAYMENT.

         EQUALIZATION OF ADVANTAGE. Each Bank agrees with the other Banks that if it at any time shall obtain any Advantage over the other Banks in respect of the Borrower's Obligations to the Banks (except under Section 3.1, 3.2, 3.3, 3.4, 9.3 or 9.5), it will purchase from the other Banks, for cash and at par, such additional participation in the Borrower's Obligations to the Banks as shall be necessary to nullify the Advantage. If any said Advantage resulting in the purchase of an additional participation as aforesaid shall be recovered in whole or in part from the Bank receiving the Advantage, each such purchase shall be rescinded, and the purchase price restored (but without interest unless the Bank receiving the Advantage is required to pay interest on the Advantage to the person recovering the Advantage from such Bank) ratably to the extent of the recovery. Each Bank further agrees with the other Banks that if it at any time shall receive any payment for or on behalf of the Borrower on any indebtedness owing by the Borrower to that Bank by reason of offset of any deposit or other indebtedness, it will apply such payment first to any and all indebtedness owing by the Borrower to that Bank pursuant to this credit agreement (including, without limitation, any participation purchased or to be purchased pursuant to this Section 8.4) until the Borrower's Obligations have been paid in full. The Borrower agrees that any Bank so purchasing a participation from the other Banks pursuant to this Section may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were a direct creditor of the Borrower in the amount of such participation.

                            ARTICLE VIII-A. THE AGENT
                                            ---------

         SECTION 8A.1 THE AGENT. Each Bank irrevocably appoints Society to be its Agent with full authority to take such actions, and to exercise such powers, on behalf of the Banks in respect of this credit agreement and the Related Writings as are therein respectively delegated to the Agent or as are reasonably incidental to those delegated powers. Society in such capacity shall be deemed to be an independent contractor of the Banks.

         SECTION 8A.2 NATURE OF APPOINTMENT. The Agent shall have no fiduciary relationship with any Bank by reason of this Agreement and the Related Writings. The Agent shall not have any duty or responsibility whatsoever to any Bank except those expressly set forth in this Agreement and the Related Writings. Without limiting the generality of the foregoing, each Bank acknowledges that the Agent is acting as such solely as a convenience to the Banks and not as a manager of the commitments or the Obligations evidenced by the Notes. This Article VIII-A does not confer any rights upon the Borrower or anyone else (except the Banks), whether as a third party beneficiary or otherwise.

         SECTION 8A.3 SOCIETY AS A BANK; OTHER TRANSACTIONS. Society's rights as a Bank under this Agreement and the Related Writings shall not be affected by its serving as the Agent. Society and its affiliates may generally transact any banking, financial, trust, advisory or other business with the Borrower or its Members (including, without limitation, the acceptance of deposits, the extension of credit and the acceptance of fiduciary appointments) without notice to the Banks, without accounting to the Banks, and without prejudice to Society's rights as a Bank under this Agreement and the Related Writings except as may be expressly required under this Agreement.

         SECTION 8A.4 INSTRUCTIONS FROM BANKS. The Agent shall not be required to exercise any discretion or take any action as to matters not expressly provided for by this credit agreement and the Related Writings (including, without limitation, collection and enforcement actions in respect of any Obligations under the Notes or this credit agreement and any collateral therefor) EXCEPT that the Agent shall take such action (or omit to take such action) other than actions referred to in Section 9.1, as may be reasonably requested of it in writing by the Majority Banks with instructions and which actions and omissions shall be binding upon all the Banks; PROVIDED, HOWEVER, that the Agent shall not be required to act (or omit any act) if, in its judgment, any such action or omission might expose the Agent to personal liability or might be contrary to this credit agreement, any Related Writing or any applicable law.

         SECTION 8A.5 BANK'S DILIGENCE. Each Bank (a) represents and warrants that it has made its decision to enter into this credit agreement and the Related Writings and (b) agrees that it will make its own decision as to taking or not taking future actions in respect of this credit agreement and the Related Writings; in each case without reliance on the Agent or any other Bank and on the basis of its independent credit analysis and its independent examination of and inquiry into such documents and other matters as it deems relevant and material.

         SECTION 8A.6 NO IMPLIED REPRESENTATIONS. The Agent shall not be liable for any representation, warranty, agreement or obligation of any kind of any other party to this credit agreement or anyone else, whether made or implied by the Borrower or any Subsidiary in this credit agreement or any Related Writing or by a Bank in any notice or other communication or by anyone else or otherwise.

         SECTION 8A.7 SUB-AGENTS. The Agent may employ agents and shall not be liable (except as to money or property received by it or its agents) for any negligence or misconduct of any such agent selected by it with reasonable care. The Agent may consult with legal counsel, certified public accountants and other experts of its choosing (including, without limitation, Society's salaried employees or any such persons otherwise not independent) and shall not be liable for any action or inaction taken or suffered in good faith by it in accordance with the advice of any such counsel, accountants or other experts which shall have been selected by it with reasonable care.

         SECTION 8A.8 AGENT'S DILIGENCE. The Agent shall not be required (a) to keep itself informed as to anyone's compliance with any provision of this credit agreement or any Related Writing, (b) to make any inquiry into the properties, financial condition or operation of the Borrower or any Member or any other matter relating to this credit agreement or any Related Writing, (c) to report to any Bank any information (other than which this credit agreement or any Related Writing expressly requires to be so reported) that the Agent or any of its affiliates may have or acquire in respect of the properties, business or financial condition of the Borrower or any Member or any other matter relating to this credit agreement or any Related Writing or (d) to inquire into the validity, effectiveness or genuineness of this credit agreement or any Related Writing.

         SECTION 8A.9 NOTICE OF DEFAULT. The Agent shall not be deemed to have knowledge of any Possible Default or Event of Default unless and until it shall have received a written notice describing it and citing the relevant provision of this credit agreement or any Related Writing. The Agent shall give each Bank reasonably prompt notice of any such written notice except, of course, to any Bank that shall have given the written notice.

         SECTION 8A.10 AGENT'S LIABILITY. Neither the Agent nor any of its directors, officers, employees, attorneys, and other agents shall be liable for any action or omission on their respective parts except for gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the
Agent: (i) may treat the payee of any Note as the holder thereof until the Agent receives a fully executed copy of the Assignment Agreement required by Section 10.1(b) signed by such payee and in form satisfactory to the Agent and the fee required by Section 10.1(b); (ii) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice or such counsel, accountants or experts which have been selected by the Agent with reasonable care; (iii) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations made in or in connection with this credit agreement or any Related Writing, including, without limitation, the truth of the statements made in any certificate delivered by the Borrower or any other notice or delivery by the Borrower, the Agent being entitled for the purposes of determining fulfillment of the conditions set forth therein to rely conclusively upon such certificates;
(iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this credit agreement, the Notes or any other Related Writing or to inspect the property (including the books and records) of the Borrower and/or the Members; (v) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this credit agreement, any collateral covered by any Related Writing and (vi) shall incur no liability under or in respect of this credit agreement, the Notes or any other Related Writing by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy, cable or telex) believed by it in good faith to be genuine and correct and signed or sent by the proper party or parties.

         Neither the Agent nor any of its directors, officers, employees or agents shall have any responsibility to the Borrower on account of the failure of or delay in performance or breach by any Bank of any of its obligations hereunder or to any Bank on account of the failure of or delay in performance or breach by any other Bank or the Borrower of any of their respective obligations hereunder or under any Related Writing or in connection herewith or therewith.

         The Banks each hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this credit agreement, the Notes or any other Related Writing unless it shall be requested in writing to do so by the Majority Banks.

         SECTION 8A.11 COMPENSATION. The Agent shall receive no other compensation for its services as agent of the Banks in respect of this credit agreement and the Related Writings, except any expressly referred to in this credit agreement, but the Borrower shall reimburse the Agent periodically on its demand for out-of-pocket expenses, if any, reasonably incurred by it as such and as to which the Agent has delivered to the Borrower reasonable substantiation.

         SECTION 8A.12 AGENT'S INDEMNITY. The Banks shall indemnify the Agent (to the extent the Agent is not reimbursed by the Borrower) from and against (a) any loss or liability (other than any caused by the Agent's gross negligence or willful misconduct and other than any loss to the Agent resulting from the Borrower's non-payment of agency fees owed solely to the Agent) incurred by the Agent as such in respect of this credit agreement, the Notes or any Related Writing (as the Agent) and (b) any out-of-pocket expenses incurred in defending itself or otherwise related to this credit agreement, the Notes or any Related Writing (other than any caused by the Agent's gross negligence or willful misconduct) including, without limitation, reasonable fees and disbursements of legal counsel of its own selection (including, without limitation, the reasonable interdepartmental charges of its salaried attorneys) in the defense of any claim against it or in the prosecution of its rights and remedies as the Agent (other than the loss, liability or costs incurred by the Agent in the defense of any claim against it by the Banks arising in connection with its actions in its capacity as Agent); PROVIDED, HOWEVER, that each Bank shall be liable for only its Ratable Portion of the whole loss or liability.

         SECTION 8A.13 RESIGNATION. The Agent (or any successor) may at any time resign as such by giving ten (10) days' prior written notice to the Borrower and to each Bank; and the Majority Banks may remove the Agent at any time with or without cause by giving written notice to the Agent and the Borrower. In any such case, the Majority Banks may appoint a successor to the resigned or removed agent (the "Former Agent"), provided that the Majority Banks obtain the Borrower's prior written consent to the successor (which consent shall not be unreasonably withheld), by giving written notice to the Borrower, the Former Agent and each Bank not participating in the appointment; PROVIDED, HOWEVER, that, if at the time of the proposed resignation or removal of an Agent, the Borrower is the subject of an action referred to in Section 7.6 or an Event of Default shall have occurred and be continuing the Borrower's consent shall not be required. In the absence of a timely appointment, the Former Agent shall have the right (but not the duty) to make a temporary appointment of any Bank (but only with that Bank's consent) to act as its successor pending an appointment pursuant to the immediately preceding sentence. In either case, the successor Agent shall deliver its written acceptance of appointment to the Borrower, to each Bank and to the Former Agent, whereupon (a) the Former Agent shall execute and deliver such assignments and other writings as the successor Agent may reasonably require to facilitate its being and acting as the Agent, (b) the successor Agent shall in any event automatically acquire and assume all the rights and duties as those prescribed for the Agent by this Article VIII-A and
(c)
the Former Agent shall be discharged from its duties and obligations under this credit agreement and the Related Writings.

         SECTION 8A.14 BANK PURPOSE. Each Bank represents and warrants to the Agent, the other Banks and the Borrower that such Bank is familiar with the Securities Act of 1933, as amended, and the rules and regulations thereunder and is not entering into this credit agreement with any intention to violate such Act or any rule or regulation thereunder. Subject to the provisions of Sections
10.1 and 10.2, each Bank shall at all times retain full control over the disposition of its assets subject only to this credit agreement and to all applicable Law.

         SECTION 8A.15 BANK INDEMNIFICATION. Each Bank providing cash management or similar services to the Borrower agrees to indemnify each of the other Banks (the "Other Banks") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any Other Bank in any way relating to or arising out of the cash management or similar services provided by such Bank to the Borrower or any of its Members or any action or inaction of such Bank in connection therewith.

                            ARTICLE IX. MISCELLANEOUS
                                        -------------

         SECTION 9.1. AMENDMENTS, CONSENTS, INTERPRETATION. No amendment, modification, termination, or waiver of any provision of this credit agreement or of the Notes, nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Majority Banks (and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given). Unanimous consent of all Banks shall be required with respect to (i) the extension of maturity of any Note, or the payment date of interest, principal and/or fees thereunder, or (ii) any reduction in the rate of interest on the Notes, or in any amount of principal or interest due on any Note, or in the manner of pro rata application of any payments made by the Borrower to the Banks hereunder, or (iii) any change in any percentage voting requirement in this Agreement, or (iv) any change in the dollar amount or percentage of the Banks' Commitments or any Bank's Commitment, or (v) any change in amount or timing of any fees payable under this credit agreement, or (vi) any release of the Members or either thereof from any obligation of under any guaranty, or (vii) any change in any provision of this credit agreement which requires all of the Banks to take any action under such provision or (viii) any change in Section 10.1, 10.2 or this Section 9.1 itself. Notice of amendments or consents ratified by the Banks hereunder shall immediately be forwarded by the Borrower to all Banks. Each Bank or other holder of a Note shall be bound by any amendment, waiver or consent obtained as authorized by this section, regardless of its failure to agree thereto. No omission or course of dealing on the part of Agent, any Bank or the holder of any Note in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held by operation of law, by contract or otherwise.Any provision of this credit agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to different sections and subsections of this credit agreement are inserted for convenience only and shall be ignored in interpreting the provisions hereof. This credit agreement and each Related Writing shall be interpreted in accordance with Ohio law and the respective rights and obligations of the Banks and the Borrower shall be governed by Ohio law, without regard to principles of conflict of laws.

         SECTION 9.2 NOTICE. A notice to, demand upon or request of the Borrower shall be deemed to have been given or made hereunder when a writing to that effect shall have been delivered to an officer of the Borrower or forty-eight
(48) hours after a writing to that effect shall have been deposited in the United States mail with postage prepaid by registered or certified mail to the Borrower or delivered to a telegraph company at the address set forth below (or to such other address as the Borrower may hereafter furnish to the Agent in writing for that purpose). No other method of giving notice to, demand upon or request of the Borrower is hereby precluded. Every notice or request required or permitted to be given to a Bank pursuant to this credit agreement shall be delivered to such Bank at its address set forth on the signature pages of this credit agreement or at such other address as such Bank may furnish to Borrower in writing for that purpose.

         SECTION 9.3. COSTS. The Borrower agrees to pay on demand all reasonable costs and expenses of the Agent in connection with the preparation, execution, delivery, modification, administration and amendment of this credit agreement (including, without limitation, any amendment), the Notes, the Related Writings and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent with respect thereto (including any reasonable interdepartmental charges) and with respect to advising the Agent as to its rights and responsibilities under this credit agreement. Without limiting the generality of the foregoing, such costs and expenses shall include: (a) reasonable attorneys' and paralegals' costs, expenses and disbursements of counsel to the Agent; (b) extraordinary expenses of Agent in connection with the administration of this credit agreement, the Notes, any other Related Writing and the other instruments and documents to be delivered hereunder; (c) the reasonable fees and out-of-pocket expenses of special counsel for the Agent or the Agent for the benefit of the Banks, with respect thereto and of local counsel, if any, who may be retained by said special counsel with respect thereto; (d) costs and expenses (including reasonable attorneys and paralegal costs, expenses and disbursements) for any amendment, supplement, waiver, consent, or subsequent closing in connection with this credit agreement, the Notes, any other Related Writing and the transactions contemplated thereby; (e) sums paid or incurred to pay any amount or take any action required of the Borrower under this credit agreement, the Notes or any Related Writing that the Borrower fails to pay or take; (f) the cost of any appraisal, survey, environmental audit or the retention of any other professional service or consultant commenced after the occurrence and continuation of an Event of Default and deemed reasonably necessary by the Agent; (g) costs of inspections and periodic review of the records of the Borrower or any of its Members, including, without limitation, travel, lodging, and meals for inspections of the Borrower's and its Members' operations by the Agent up to one time per year and at any time after the occurrence and during the continuation of an Event of Default; (h) costs and expenses of forwarding loan proceeds, fees, interest and other payments to the Banks; and (i) costs and expenses (including, without limitation, attorneys' fees) paid or incurred to obtain payment of the Obligations (including the Obligations arising under this Section 9.3), enforce the provisions of the credit agreement, the Notes or any Related Writing, or to defend any claims made or threatened against the Agent arising out of the transactions contemplated hereby (including without limitation, preparations for and consultations concerning any such matters). The Borrower further agrees to pay on demand all costs and expenses of each Bank, if any (including reasonable counsel fees and expenses), in connection with the restructuring or the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes, any Related Writing and the other documents to be delivered hereunder, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 9.3. The foregoing shall not be construed to limit any other provisions of this Agreement, the Notes or any Related Writing regarding costs and expenses to be paid by the Borrower. All of the foregoing costs and expenses may be charged, in the Agent's sole discretion, to the Borrower's loan account as Prime Rate Loans (notwithstanding existence of any Possible Default or Event of Default or the failure of the conditions of Article V to have been satisfied).

         SECTION 9.4 OBLIGATIONS SEVERAL. The obligations of the Banks hereunder are several and not joint. Nothing contained in this credit agreement and no action taken by Agent or the Banks pursuant hereto shall be deemed to constitute the Banks a partnership, association, joint venture or other entity. No default by any Bank hereunder shall excuse the other Banks from any obligation under this credit agreement; but no Bank shall have or acquire any additional obligation of any kind by reason of such default.

         SECTION 9.5. CAPITAL ADEQUACY. If any Bank shall determine, after the date hereof, that the adoption of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank (or its lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital (or on the capital of such Bank's holding company) as a consequence of its obligations hereunder to a level below that which such Bank (or its holding company) could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies or the policies of its holding company with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank, the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its holding company) for such reduction. Such Bank will designate a different leading office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of such Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods. Failure on the part of such Bank to demand compensation for any reduction in return on capital with respect to any period shall not constitute a waiver of such Bank's rights to demand compensation for any reduction in return on capital in such period or in any other period. The protection of this Section shall be available to such Bank regardless of any possible contention of the invalidity or inapplicability of the law, regulation or other condition which shall have been imposed.

         SECTION 9.6. ENTIRE AGREEMENT. This credit agreement, the Notes and any other agreement, document or instrument attached hereto or referred to herein or executed on or as of the date hereof integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

         SECTION 9.7. EXECUTION IN COUNTERPARTS. This credit agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

         SECTION 9.8. JURY TRIAL WAIVER. THE BORROWER, THE AGENT AND EACH BANK EACH WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE AGENT, THE BANKS AND THE BORROWER ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS CREDIT AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO. THIS WAIVER SHALL NOT IN ANY WAY AFFECT, WAIVE, LIMIT, AMEND OR MODIFY THE BANKS' ABILITY TO PURSUE REMEDIES PURSUANT TO ANY CONFESSION OF JUDGMENT OR COGNOVIT PROVISION CONTAINED IN ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT BETWEEN THE AGENT, THE BANKS AND THE BORROWER.

                      ARTICLE X. TRANSFERS AND ASSIGNMENTS.
                                 --------------------------

         SECTION 10.1 TRANSFER OF COMMITMENT. Each Bank shall have the right at any time or times to transfer to another financial institution, without recourse, all or any part of (a) that Bank's Commitment, (b) any loan made by that Bank, (c) any Note, and (d) that Bank's participation, if any, purchased pursuant to Section 8.4; PROVIDED, HOWEVER, in each such case, that the transferor and the transferee shall have complied with the following requirements:

         (a) PRIOR CONSENT. No transfer may be consummated pursuant to this
Article X without the prior written consent of the Borrower and the Agent (other than a transfer by any Bank to any affiliate of such Bank), which consent of the Borrower shall not be unreasonably withheld; PROVIDED, HOWEVER, that, neither the Borrower nor the Agent shall be deemed to be unreasonable in withholding its respective consent if, (i) after giving effect to such transfer, any Bank's (including any assignee becoming a Bank pursuant to this Section 10.1) Ratable Portion of the Total Commitment Amount would be less than Five Million Dollars

($5,000,000), (ii) the proposed transferee is a financial institution not organized under the Laws of a state or of the United States (unless such institution is an affiliate of the transferring Bank) or (iii) if the proposed transferee's long-term certificates of deposit shall be rated A or below by any rating agency or the equivalent rating by Thompson's Bank Watch; PROVIDED, FURTHER, that, if at the time of the proposed transfer the Borrower is the subject of a proceeding referenced in Section 7.6 or any Event of Default shall have occurred and be continuing, neither the Borrower's nor the Agent's consent shall be required and any Bank may consummate a transfer contemplated by Section
10.1 notwithstanding the requirements of clauses (i), (ii) or (iii) of this
Section 10.1(a). Notwithstanding anything to the contrary, any Bank may at any time assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank, and no such assignment shall release such assigning Bank from its obligations hereunder.

         (b) AGREEMENT; TRANSFER FEE. The transferor (i) shall remit to the Agent an administrative fee of Two Thousand Five Hundred Dollars ($2,500) and
(ii) shall cause the transferee to execute and deliver to the Borrower, the Agent and each Bank (A) an Assignment Agreement in the form specified by the Agent (an "Assignment Agreement") together with any consents and releases and any other documents referenced therein and (B) such additional amendments, assurances and other writings as the Agent may reasonably require.

         (c) NOTES. The Borrower shall execute and deliver (i) to the Agent, the transferor and the transferee, any consent or release (of all or a portion of the obligations of the transferor) to be delivered in connection with the Assignment Agreement, (ii) if a Bank's entire interest in its Commitment and in all of its loans have been transferred, to the transferee an appropriate Notes against return of the Notes (marked "replaced") held by the transferor and (iii) if only a portion of a Bank's interest in its Commitment and its loans has been transferred, a new Note to each of the transferor and the transferee against return of the original such Notes of the transferor (marked "replaced") held by the transferor.

         (d) PARTIES. Upon satisfaction of the requirements of this Section 10.1, including the payment of the fee and the delivery of the documents set forth in Section 10.1(b), (i) the transferee shall become and thereafter be deemed to be a "Bank" for the purposes of this credit agreement and (ii) the transferor (A) shall continue to be a "Bank" for the purposes of this credit agreement only if and to the extent that the transfer shall not have been a transfer of its entire interest in its Commitment and its loans, (B) shall cease to be and thereafter shall no longer be deemed to be a "Bank" in the case of any transfer of its entire interest in its Commitment and its loans and (C) the signature pages hereto and Annex A hereto shall be automatically amended, without further action, to reflect the result of any such transfer.

         SECTION 10.2 SALE OF PARTICIPATION. Each Bank shall have the right at any time or times to sell one or more participation or subparticipations to a financial institution, as the case may be, in all or any part of (a) that Bank's Commitment, (b) any loan made by that Bank, (d) any Note delivered to that Bank pursuant to this credit agreement, and (e) that Bank's participation, if any, purchased pursuant to Section 8.4 or this Section 10.2.

         (a) BENEFITS OF PARTICIPANT. The provisions of Article III and Section
9.5 shall inure to the benefit of each purchaser of a participation or subparticipation (provided that each such participant shall look solely to the seller of its participation for those benefits and the Borrower's liabilities, if any, under any of those sections shall not be increased as a result of the sale of any such participation) and Agent shall continue to distribute payments pursuant to this credit agreement as if no participation has been sold.

         (b) RIGHTS RESERVED. In the event any Bank shall sell any participation or subparticipation, that Bank shall, as between itself and the purchaser, retain all of its rights (including, without limitation, rights to enforce against the Borrower this credit agreement and the Related Writings) and duties pursuant to this credit agreement and the Related Writings, including, without limitation, that Bank's right to approve any waiver, consent or amendment pursuant to Section 9.1, except if and to the extent that any such waiver, consent or amendment would

         (i) reduce any fee or commission allocated to the participation or subparticipation, as the case may be,

        (ii) reduce the amount of any principal payment on any loan allocated to the participation or subparticipation, as the case may be, or reduce the principal amount of any loan so allocated or the rate of interest payable thereon, or

       (iii) extend the time for payment of any amount allocated to the participation or subparticipation, as the case may be.

         (c) NO DELEGATION. No participation or subparticipation shall operate as a delegation of any duty of the seller thereof. Under no circumstance shall any participation or subparticipation be deemed a novation in respect of all or any part of the seller's obligations pursuant to this credit agreement.

         SECTION 10.3 CONFIDENTIALITY. Each Bank hereby (a) acknowledges that the Borrower and each of its Members have many trade secrets and much financial, environmental and other data and information the confidentiality of which is important to their business and (b) agrees to keep confidential any such trade secret, data or information designated in writing by the Borrower or any of its Members as confidential, except that this Section shall not preclude any Bank from furnishing any such secret, data or information: (i) as may be required by order of any court of competent jurisdiction or requested by any governmental agency having any regulatory authority over that Bank or its securities or in response to legal process, (ii) to any other party to this credit agreement,
(iii) or to any affiliate of any Bank or to any actual or prospective transferee, participant or subparticipant (so long as such affiliate or prospective transferee, participant or subparticipant is a financial institution) of all or part of that Bank's rights arising out of or in connection with the Related Writings and this credit agreement or any thereof so long as such affiliate, prospective transferee, participant or subparticipant to whom disclosure is made agrees to be bound by the provisions of this Section 10.3, (iv) to anyone if it shall have been already publicly disclosed (other than by that Bank in contravention of this Section 10.3), (v) to the extent reasonably required in connection with the exercise of any right or remedy under this credit agreement or any Related Writing, (vi) to that Bank's legal counsel, auditors and accountants and (vii) in connection with any legal proceedings instituted by or against the Agent or any Bank.

         IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their respective officers or agents thereunto duly authorized, as of the date first above written.


                                       SHILOH OF MICHIGAN, LLC

                                       /s/ G. Rodger Loesch
                                       _________________________
                                       By:
                                       Title: CFO/Treasurer

                                       402 Ninth Avenue
                                       P.O. Box 2037
                                       Mansfield, OH 44905
                                       Attention:
                                       Telecopy: (216) ___-____


                                       SOCIETY NATIONAL BANK,
                                       individually and as Agent

                                       /s/ Richard A. Pohle
                                       _________________________
                                       By: Richard A. Pohle
                                       Title: Vice President and
                                                  Manager

                                       127 Public Square
                                       Cleveland, Ohio  44114
                                       Attention: Large Corporate
                                                     Group
                                       Telecopy: (216) 689-4981

                                      BANKS
                                      -----






                                       SOCIETY NATIONAL BANK

                                       /s/ Richard A. Pohle
                                       -------------------------
                                       By: Richard A. Pohle
                                       Title: Vice President and
                                                 Manager


                                       Address for Notices:


                                       Society National Bank
                                       127 Public Square
                                       Cleveland, Ohio  44114
                                       Attention: Large Corporate
                                                     Group

                                       Telecopy: (216) 689-4981

                                       Lending Office:


                                       Society National Bank
                                       127 Public Square
                                       Cleveland, Ohio 44114

                                       NBD BANK

                                       /s/ Lisa A. Ferris
                                       -------------------------
                                       By: Lisa A. Ferris
                                       Title: Vice President


                                       Address for Notices:


                                       611 Woodward Avenue
                                       Detroit, Michigan  48226

                                       Attention: Lisa A. Ferris
                                       Telecopy: (313) 225-3269


                                       Lending Office:


                                       NBD Bank
                                       611 Woodward Avenue
                                       Detroit, Michigan  48226

                                       NATIONAL CITY BANK

                                       /s/ David R. Evans
                                       _________________________
                                       By: David R. Evans
                                       Title: Vice President


                                       Address for Notices:


                                       National City Bank
                                       1900 East Ninth Street
                                       Cleveland, Ohio  44114
                                       Attention: David R. Evans
                                       Telecopy: (216) 575-9396


                                       Lending Office:


                                       1900 East Ninth Street
                                       Cleveland, Ohio  44114

                                     ANNEX A
                                     -------


Banking Institutions Party to the Credit Agreement dated April 16, 1996 with Shiloh of Michigan, L.L.C.

                           Commitments and Percentages
                                     Loan A


Name of Bank                                        Commitment                  Ratable Portion
- - ------------                                        ----------                  ---------------
                                                    (in dollars)                  (percentage)
Society National Bank                               $10,000,000                       50.00%

NBD Bank                                            $ 5,000,000                       25.00%

National City Bank                                  $ 5,000,000                       25.00%

Total Commitment Amount                             $20,000,000                      100.00%
- - -----------------------                              ==========                      ======


                                                      Loan B

Name of Bank                                        Commitment                  Ratable Portion
- - ------------                                        ----------                  ---------------
                                                    (in dollars)                  (percentage)
Society National Bank                               $ 1,500,000                       50.00%

NBD Bank                                            $   750,000                       25.00%

National City Bank                                  $   750,000                       25.00%

Total Commitment Amount                             $ 3,000,000                      100.00%
- - -----------------------                               =========                      ======